Exhibit 16.1

January 14, 2013

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4.01 included in the Form 8-K dated January 14, 2013 of Clicker, Inc. (the “Company”) to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein related to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

Sincerely,

/s/ KABANI & COMPANY, INC.

Kabani & Company, Inc.
Certified Public Accountants
Las Angeles, California